UNITED STATES

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G/A

(Rule 13d-102)INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

(Amendment No. 2)*

Limelight Networks, Inc.

(Name of Issuer)

Common Stock Par Value $0.001

(Title of Class of Securities)

53261M104

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ] Rule 13d-1(b)

[    ] Rule 13d-1(c)

[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 2 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Oak Investment Partners XII, Limited Partnership

20-4960838

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

6,193,841 Shares of Common Stock

6.

SHARED VOTING POWER

0 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

6,193,841 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

0 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

PN

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CUSIP NO. 53261M104              13G/A        PAGE 3 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Oak Associates XII, LLC

20-4961045

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

OO-LLC

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 4 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Oak Management Corporation

06-0990851

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

CO

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 5 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Bandel L. Carano

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

IN

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 6 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Gerald R. Gallagher

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

IN

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 7 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Edward F. Glassmeyer

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

IN

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 8 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Fredric W. Harman

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

IN

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 9 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Ann H. Lamont

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

IN

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 10 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Grace A. Ames

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

IN

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 11 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Iftikar A. Ahmed

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

IN

{01377212; 2; 5004-2 }

CUSIP NO. 53261M104              13G/A        PAGE 12 OF 12 PAGES

1.

NAME OF REPORTING PERSONS

Warren B. Riley

2.

CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)  [     ]

(b)  [ X ]

3.

SEC USE ONLY

4.

CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY

EACH REPORTING PERSON WITH:

5.

SOLE VOTING POWER

0 Shares of Common Stock

6.

SHARED VOTING POWER

6,193,841 Shares of Common Stock

7.

SOLE DISPOSITIVE POWER

0 Shares of Common Stock

8.

SHARED DISPOSITIVE POWER

6,193,841 Shares of Common Stock

9.

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,193,841 Shares of Common Stock

10.

CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES: [    ]

11.

PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.7%

12.

TYPE OF REPORTING PERSON

IN

{01377212; 2; 5004-2 }

Item 1.

(a)

Name of Issuer:

Limelight Networks, Inc.

(b)

Address of Issuer’s principal executive offices:

222 South Mill Avenue, Suite 800

Tempe, Arizona 85281

Item 2.

(a)

Names of persons filing:

Oak Investment Partners XII, Limited Partnership  (“Oak Investment Partners XII”)

Oak Associates XII, LLC  (“Oak Associates XII”)

Oak Management Corporation  (“Oak Management”)

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

Grace A. Ames

Iftikar A. Ahmed

Warren B. Riley

(b)

Address or principal business office or, if none, residence:

c/o Oak Management Corporation

901 Main Avenue, Suite 600

Norwalk, CT 06851

(c)

Citizenship:

Please refer to Item 4 on each cover sheet for each filing person.

(d)

Title of class of securities:

Common stock, par value $0.001 per share

(e)

CUSIP No.:  53261M104

Item 3.

If this is a statement filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)

[    ]

Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)

[    ]

Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)

[    ]

Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)

[    ]

Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)

[    ]

An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)

[    ]

An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)

[    ]

A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)

[    ]

A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)

[    ]

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)

[    ]

Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Not applicable

Item 4.

Ownership

The approximate percentages of Common Shares reported as beneficially owned by the Reporting Persons are based upon 108,187,084 Common Shares outstanding as of November 4, 2011, as reported in the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 9, 2011 plus certain shares issuable upon exercise by the Reporting Persons of options to acquire Common Stock.

Oak Associates XII is the general partner of Oak Investment Partners XII.  Oak Management is the manager of Oak Investment Partners XII.  Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont, Grace A. Ames, Iftikar A. Ahmed and Warren B. Riley are the managing members of the general partner of Oak Investment Partners XII, and, as such, may be deemed to possess shared beneficial ownership of any shares of common stock held by such entities.

Amounts shown as beneficially owned by each of Oak Investment Partners XII, Oak Associates XII, Oak Management, Bandel L. Carano, Gerald R. Gallagher, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont, Grace A. Ames, Iftikar A. Ahmed and Warren B. Riley include options to purchase 60,000 shares of Common Stock which may be deemed to be held by Fredric W. Harman on behalf of Oak Investment Partners XII.

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5.

Ownership of Five Percent (5%) or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [  ].

Item 6.

Ownership of More than Five Percent (5%) on Behalf of Another Person.

Not applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.

Identification and Classification of Members of the Group.

Not applicable

Item 9.

Notice of Dissolution of Group.

Not applicable

Item 10.

Certifications.

By signing below, each of the undersigned certifies that, to the best of his or its individual knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such entity or individual is true, complete and correct.

Dated:  February 13, 2012

Entities:

Oak Investment Partners XII, Limited Partnership

Oak Associates XII, LLC

Oak Management Corporation

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner, Managing Member

or Executive Officer (as appropriate) or as

attorney-in-fact for the

above-listed entities

Individuals:

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

Grace A. Ames

Iftikar A. Ahmed

Warren B. Riley

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer,

individually, and as

attorney-in-fact for the other

above-listed individuals

INDEX TO EXHIBITS

EXHIBIT A

Joint Filing Agreement

EXHIBIT B

Power of Attorney (previously filed)

EXHIBIT A

Joint Filing Agreement

Each of the undersigned hereby agree to file jointly the statement on the Amendment No. 2 to Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, as two or more persons with respect to the same securities (17 C.F.R. §240.13d-1(k)).

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on the Amendment No. 2 to Schedule 13G, and may be attached to any amendments thereto, filed on behalf of each of the parties hereto with respect to this Issuer.

Dated: February 13, 2012

Entities:

Oak Investment Partners XII, Limited Partnership

Oak Associates XII, LLC

Oak Management Corporation

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer, as

General Partner, Managing Member

or Executive Officer (as appropriate), or as

attorney-in-fact for the

above-listed entities

Bandel L. Carano

Gerald R. Gallagher

Edward F. Glassmeyer

Fredric W. Harman

Ann H. Lamont

Grace A. Ames

Iftikar A. Ahmed

Warren B. Riley

By:

/s/ Edward F. Glassmeyer

Edward F. Glassmeyer,

individually, and as

attorney-in-fact for the other

above-listed individuals